PRESS RELEASE

FOR IMMEDIATE RELEASE

04-18 Contacts:	James Haddox, CFO Reba Reid Quanta Services, Inc. 713-629-7600	Ken Dennard / ksdennard@drg-e.com Lisa Elliott / lelliott@drg-e.com DRG&E 713-529-6600

FIRST RESERVE SELLS 3.69 MILLION SHARES OF
QUANTA SERVICES, INC. COMMON STOCK

Houston, December 9, 2004 – Quanta Services, Inc. (NYSE: PWR) was informed today that First Reserve Fund IX, L.P., a private investment fund managed by First Reserve Corporation, sold 3,692,000 shares of Quanta’s common stock, or approximately $26 million, in a public offering led by J.P. Morgan Securities Inc. Quanta will not receive any proceeds from the offering.

A shelf registration statement relating to these securities was filed and has been previously declared effective by the Securities and Exchange Commission (the “SEC”). The shares sold today represent all of the shares remaining under this shelf registration statement. A prospectus supplement relating to the offering will be filed by Quanta with the SEC and will be available on the SEC’s website at www.sec.gov. Printed copies of the prospectus supplement relating to the offering may also be obtained, when available, from the Prospectus Department of J.P. Morgan Securities Inc., Prospectus Department, One Chase Manhattan Plaza, Floor 5B, New York, NY 10081 (telephone no. 212-552-5164).

This announcement does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdictions in which such an offer, solicitation or sale would be unlawful.

Quanta Services, Inc. is a leading provider of specialized contracting services, delivering end-to-end network solutions for electric power, gas, telecommunications and cable television industries. The company’s comprehensive services include designing, installing, repairing and maintaining network infrastructure nationwide.

First Reserve Corporation, based in Greenwich, CT, is the largest and oldest private equity firm specializing in the energy industry with $4.7 billion under management across four active funds.

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